FORM 5

         U.S. SECURITIES AND EXCHANGE COMMISSION      _____________________
                WASHINGTON, D.C. 20549               |     OMB APPROVAL    |
                 ANNUAL STATEMENT OF                 |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP           |OMB NUMBER: 3235-0362|
                                                     |EXPIRES:             |
                                                     | JANUARY 31, 2005    |
        Filed pursuant to Section 16(a) of the       |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,           |BURDEN HOURS         |
         Section 17(a) of the Public Utility         |PER RESPONSE......1.0|
            Holding Company Act of 1935              |_____________________|
        or Section 30(h) of the Investment
               Company Act of 1940


/__/ Check box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/__/ Form 3 Holdings Reported

/__/ Form 4 Transactions Reported


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1. Name and Address of Reporting Persons*

   Aspen Partners (a series of Aspen Capital Partners, L.P.)
   Aspen Capital LLC, its general partner
   Hecht, Nikos, managing member of Aspen Capital LLC
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   (Last)  (First)  (Middle)

   c/o Aspen Advisors LLC
   152 West 57th Street, 46th Floor
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            (Street)

   New York,  New York   10019
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    (City)    (State)    (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Fresenius Medical Holdings Inc. (FSMEP)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement of Month/Year

   2002
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5. If Amendment, Date of Original (Month/Year)

   3/02
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6.     Relationship of Reporting Person(s) to Issuer (Check all applicable)

          ___ Director                            _X_   10% Owner


          ___ Officer (give title below)          ___   Other (specify below)

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7.      Individual or Joint/Group Reporting (check applicable line)

        ___   Form Filed by One Reporting Person

        _X_   Form Filed by More than one Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

        a.      Class D Special Dividend Preferred Stock
        b.      Class D Special Dividend Preferred Stock
        c.      Class D Special Dividend Preferred Stock
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2. Transaction Date (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


    -----------------           -----------------          ----------------
         Amount                     (A) or (D)                   Price

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5. Amount of Securities Beneficially Owned at the end of Issuer's Fiscal Year
   (Instr. 3 and 4)

        a.      23,004,900
        b.      23,004,900+
        c.      23,004,900++
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

        a.      D
        b.      I
        c.      I
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7. Nature of Indirect Beneficial Ownership (Instr. 4)

        a.      ---
        b.      By General Partner
        c.      By Manager of General Partner
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[TYPE ENTRIES HERE]

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)

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2. Conversion or Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D)
   (Instr. 3, 4 and 5)

        -------------------                       ------------------
               (A)                                       (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)


        -------------------                       ------------------
          Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

    ----------------------------------       --------------------------
               Title                         Amount or Number of Shares

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8. Price of Derivative Security (Instr. 5)


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9. Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)


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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)


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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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[TYPE ENTRIES HERE]



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Explanation of Responses:

+ Aspen Capital LLC, general partner of Aspen Partners, disclaims beneficial ownership of the securities except to the extent of its pecuniary interest, as calculated pursuant to Rule 16a-1(a)(2) and (a)(3).

++ Nikos Hecht, managing member of Aspen Capital LLC, general partner of Aspen Partners, disclaims beneficial ownership of the securities except to the extent of his pecuniary interest, as calculated pursuant to Rule 16a-1(a)(2) and (a)(3).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



Aspen Capital LLC
By Nikos Hecht, its Managing Member


   /s/ Nikos Hecht                                       2/14/03
-------------------------------------                -----------------
   **  SIGNATURE OF REPORTING PERSON                       DATE



Aspen Capital Partners, L.P.
By Aspen Capital LLC, its General Partner
  By Nikos Hecht, its Managing Member


   /s/ Nikos Hecht                                       2/14/03
-------------------------------------                -----------------
   **  SIGNATURE OF REPORTING PERSON                       DATE



Nikos Hecht


   /s/ Nikos Hecht                                       2/14/03
-------------------------------------                -----------------
   **  SIGNATURE OF REPORTING PERSON                       DATE





____________________________

 * If the form is filed by more than one reporting person, see instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

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